Exhibit 99.1

OMNIQ’s Q Shield™ AI-Based Safe City system, Selected in the City of East Dublin, Georgia To Combat Crime and Enforce Traffic Violations

●	East Dublin joins cities already using Q Shield™ successfully as a major force multiplier in fighting Crime and keeping their street’s safe
●	Q Shield™ integrates omniQ’s proprietary AI based vehicle recognition system (VRS) with omniQ’s cloud-based citation management platform, eCite Pro™.
●	Q Shield™ detects and identifies in real-time, vehicles on the lookout and ones involved in any criminal activity, proactively alerts and notify law enforcement, and issuing citations for traffic violators
●	The system is suitable to be deployed in small as well as big cities and regions worldwide.
●	Economic model based on revenue sharing makes it affordable for thousands of potential customers.
●	Company signed with added value resellers to accelerate exposure and sales in the vast US market.
●	OMNIQ’s Safe City/District solutions are installed in sensitive areas worldwide.

SALT LAKE CITY, (GLOBE NEWSWIRE) — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, today announced that the Company has been selected by the City of East Dublin to deploy its QShield vehicle recognition systems (VRS) technology and its cloud based citation management platform to identify any vehicle driving through the city which is on a National Crime Information Center (NCIC) data base or the Georgia Bureau of Investigations Database (GBI Database) and cite violators who drive through the city with outstanding traffic violations.

QShield, OMNIQ’s AI-based machine vision VRS solution uses patented Neural Network algorithms that imitate human brains for pattern recognition and decision-making. More than 17,000 OMNIQ AI based machine vision sensors are installed worldwide, including approximately 7,000 in the U.S. Based on superior accuracy and patented features like identification of make and color combined with superior accuracy based on the sophisticated algorithm and machine learning that largely depends on accumulated data provided by thousands of sensors already deployed.

“Momentum continuous with rapid growing demand for Q Shield, following the successes with our first safe city deployments. Q Shield proves itself as a major force multiplier for law enforcement. East Dublin follows other cities in Georgia taking advantage of our revenue share opportunity. By offering a revenue model economic structure we have created a win-win situation for the people and authorities and more importantly we are creating safer cities with unbiased accountability of the citizens.

Taking care of today’s problems and preventing tomorrow’s disasters is our core strategy.” Shai Lustgarten, CEO.

QShield, OMNIQ’s VRS solution will be installed in 2 key intersections throughout the city to efficiently and accurately capture vehicle data, including license plate number, color, make, and model. QShield’s technology will also be used to provide local law enforcement with timely alerts for any vehicle on a federal, state, and local law enforcement wanted list in addition to enforcing the traffic violations above”.

About OMNIQ Corp:

OMNIQ Corp. provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information please visit www.omniq.com.

Contact:

Corporate Contact

Koko Kimball

(385) 758-9241

IR@omniq.com